EXHIBIT 16.1

[Letterhead of BDO USA, LLP]

October 14, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 13, 2015, to be filed by our former client, Aly Energy Services, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/S/ BDO USA, LLP